Exhibit 99.1

Agree Realty Announces $79.5 Million Portfolio Acquisition

Over 50% of Net Operating Income from California

BLOOMFIELD HILLS, Mich., June 1, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") announced today that it has closed on the acquisition of a diversified portfolio of 11 high-quality retail net lease properties for a total purchase price of $79.5 million.

The portfolio consists of properties net leased to leading national and super-regional retailers, including Orchard Supply Hardware (Lowe's Companies, Inc.), Hobby Lobby, Smart & Final, Walmart Neighborhood Market, Big Lots and Ross Dress for Less. Nearly 40% of the portfolio's net operating income is derived from investment grade tenants operating in e-commerce resistant sectors, including home improvement, grocery, discount apparel, craft & novelty and specialty retail.

Over 50% of the portfolio's net operating income is attributable to properties near the Los Angeles and San Francisco markets and an additional 30% of the portfolio's net operating income is derived from properties proximate to the Seattle, Denver, Austin and Orlando markets.

The portfolio has a weighted-average remaining lease term of 11.4 years. Over 6% of the portfolio's net operating income is derived from ground leased assets where the Company is the fee simple owner of the land.

With the closing of this portfolio, the state of California is now the Company's 6th largest state by geographic concentration. Additionally, the grocery and home improvement sectors become the Company's 3rd and 9th largest sector exposures, respectively, and Lowe's Companies Inc. (S&P: A-) is now the Company's 3rd largest tenant.

"We are extremely pleased to have acquired this unique collection of retail net lease properties in these high barrier-to-entry markets," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "The opportunity to add significant exposure to the San Francisco and Los Angeles markets, combined with the strength of the tenants and the resiliency of their respective sectors in today's omni-channel retail environment, made this a rare and compelling investment opportunity. We continue to focus on retail net lease investments that we believe create compelling risk-adjusted returns through a combination of stable cash flows from leading tenants and strong underlying real estate fundamentals."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 314 properties, located in 42 states and containing approximately 6.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190